Exhibit 10.13

SALES INCENTIVE COMPENSATION PLAN (SICP)

FOR THE

FEDERAL HOME LOAN BANK OF ATLANTA

(Amended January 1, 2006)

I.	EFFECTIVE DATE OF PLAN

The Sales Incentive Compensation Plan (the “Plan”) of the Federal Home Loan Bank of Atlanta (the “Bank”) will be effective as of July 1, 1991. Incentive Compensation Awards (“Awards”) may be made for each Plan Year (January 1 to December 31) thereafter, in accordance with the provisions of the plan.

II.	PURPOSES

The purposes of the Plan are as follows:

A.	To foster a teamwork approach in increasing both membership and greater utilization of credit and non-credit products and services.

B.	To increase focus on the critical success factors, such as soundness, profitability, and growth, and the indicators of those factors, as well as the development of new and expanded programs designed to effectively address the housing and community development needs of Bank members and the communities served.

C.	To encourage team members to contribute significantly to enhancing the profitability and success of the Bank by providing rewards for exceeding key team and individual objectives.

In summary, the Plan should further motivate team members to attain Bank and individual performance goals through a process of planning, review, and reward for goal attainment.

III.	ADMINISTRATION

The Board of Directors of the Bank (the “Board”) is ultimately responsible for the Plan. The Plan shall be administered under the direction of the Human Resources Committee of the Board (the “Committee”), which has authority and responsibility to construe, administer, and interpret the Plan as approved by the Board. Except as otherwise determined by the Board, any decision made or action taken by the Committee in connection with the Plan shall lie within the Committee’s absolute discretion and will be conclusive and binding upon all persons.

Sales Incentive Compensation Plan Document

Each Plan Year, the Committee shall have the following responsibilities, subject to final approval by the Board:

A.	To select participants in the Plan based on recommendations from Management.

B.	To establish the range of potential Awards or incentive opportunity that might be paid to each participant in the Plan.

C.	To approve objectives for Plan participants.

D.	To recommend to the Board any exception to the documented Plan guidelines as they relate to Participant eligibility, actual award amounts, overall performance of an individual Participant, level of goal achievement, or any other aspect of the Plan administration.

Objectives for Plan participants shall, subject to approval by the Board, be determined by the Sales Development Incentive Compensation Management Committee (the “Management Committee”) who shall be empowered by the Committee to administer the Plan. The Management Committee shall be composed of the President, the Vice President and Director of Human Resources, and/or other qualified Senior Officers as designated by the President.

Under the authority of the Committee, the President shall be appointed as the Chairman of the Management Committee. The President shall ensure that the Plan is administered in a timely and effective manner. The Management Committee shall report findings and conclusions regarding the Plan’s operation and Awards to the Committee, who shall, in turn, report these findings and recommendations to the Board for final approval.

Any costs incidental to the administration of the Plan shall be borne by the Bank and shall not be charged to the amount available for Awards in any Plan year.

IV.	BASIS FOR INCENTIVE AWARD DETERMINATION

At the beginning of the Plan year, objectives for the participants will be established and recommended by the Management Committee. These objectives are to represent specific accomplishments desired within the

Sales Incentive Compensation Plan Document

framework of the responsibilities of the participants. Objectives may apply to the full Plan Year or to a portion of the Plan Year, as appropriate. Each objective shall be designed to be attainable, but not without significant effort.

Objectives should accomplish the following:

A.	Provide a system whereby the Management Committee, the Board and the participant mutually agree on critical objectives to attain.

B.	Reward the participants for individual attainment of objectives, in order to provide an incentive to the participant as an individual as well as a member of a group.

C.	Include a discretionary element into the Plan to give the Management Committee and the Board flexibility in ensuring that the Plan accomplishes its purpose.

V.	PARTICIPANT ELIGIBILITY

Eligible employees shall include those regular full-time employees who, in the opinion of the Management Committee as confirmed by the Board, serve in positions which have the capacity to significantly impact the sales efforts of the Bank and who are not participants in any other Bank Incentive Plan, with eligibility beginning on the date of hire.

The Management Committee shall select annually those employees eligible to participate in the Plan. The Management Committee shall advise the Committee and Board of the names of such participants, and shall notify the employees selected to participate. No employee shall have the automatic right to be selected as a participant for any year, or having been selected for one year, be automatically considered a participant any other year.

Participants deemed eligible to receive an incentive award whose employment began on any day during the play year, will be eligible beginning on the date of hire. In addition, no employee of the Bank will be eligible for a payout in the event of any documented performance deficiency which renders his or her overall performance as unsatisfactory during the Plan Year.

Sales Incentive Compensation Plan Document

VI.	INCENTIVE OPPORTUNITIES AND AWARD PAYMENTS

The level of incentive opportunity will be established for each participant for the Plan Year. Each level shall contain a minimum, target, and maximum incentive opportunity. At the conclusion of each Plan Year, the Management Committee shall recommend to the Committee and the Board the Award to be paid to each participant for that Plan Year based on consideration of team and individual performance against the stated objectives. Payments of Awards under the Plan shall be made as soon as possible after the close of each Plan Year.

The basis of compensation to be used in calculating incentive compensation awards will include regular base pay earned during the year, plus overtime earned during the year, less deductions for sick leave. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether Federal, state, or local.

Employees who join the sales effort from other departments in the Bank will be considered for eligibility to participate in the Plan on a pro-rata basis based on the beginning date in the Sales unit. If a participant terminates his employment with the Bank for any reason during the Plan Year, or after the Plan Year but before the Award payout, he forfeits all rights to any Award for that Plan Year.

Each payment of an Award shall be from the general assets of the Bank.

VII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time be amended, suspended, or reinstated and may at any time be terminated by action of the Board.

No amendment, suspension, or termination of the Plan by the Board shall, without the consent of the participant, affect the rights of the participant to any Award previously granted which (i) shall not yet have been paid to the participant, and (ii) has not been forfeited by the participant.

VIII.	MISCELLANEOUS PROVISIONS

A.	Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss, or otherwise terminate, the employment of any employee at any time, for any reason, with or without cause.

Sales Incentive Compensation Plan Document

B.	When appropriate in the context, words in the masculine shall include the feminine, and vice versa; and words in the singular shall include the plural and vice versa.

C.	The Plan shall be governed by the law of the State of Georgia, except when superseded by the laws of the United States.

END OF PLAN